EXECUTION VERSION

IMEDICAL INNOVATION INC.

WARRANT CERTIFICATE NO. 001	PURCHASE WARRANTS EACH ENTITLING THE HOLDER TO PURCHASE ONE CLASS A SHARES

THESE SECURITIES ARE NOT FREELY TRADEABLE. TRADING OF THESE SECURITIES IS RESTRICTED BY THE ARTICLES OF INCORPORATION OF THE ISSUER, AS WELL AS APPLICABLE SECURITIES LAWS.

1.

Grant

THIS IS TO CERTIFY THAT, INSERT NAME (the "Holder"), is entitled to subscribe for and purchase up to INSERT NUMBER fully paid and non-assessable Class A Shares (the "Shares"), as constituted on the date hereof, of IMEDICAL INNOVATION INC. (the "Corporation") at a price of USD$ INSET PRICE per share (the price at which one Class "A" Share may be purchased hereunder from time to time being hereinafter referred to as the "Exercise Price") in lawful money of Canada at any time beginning on the date hereof by surrendering this warrant certificate with the subscription form duly completed and executed to the executive office of the Corporation. The warrants represented hereby will expire at 5:00 p.m., Toronto time, on INSERT DATE (tile "Time of Expiry"). The Holder acknowledges that the warrants represented hereby may expire without being exercised and that they were earned by the Holder for funding an associate company. The Holder may assign these warrants to a related corporation owned or controlled by the Holder.

2.

Partial Exercise

The Holder may subscribe for and purchase less than 1 the full number of Class A Shares of the Corporation entitled to be subscribed for and purchased hereunder. If the Holder subscribes for and purchases less than the full number of Class A Shares entitled to be subscribed for and purchased under this warrant prior to the Time of Expiry, the Corporation shall issue a new warrant certificate to the Holder in the same form as this warrant certificate with appropriate changes.

3.

Exercise

Within five business days of receipt of the warrant certificate with the subscription form duly completed and executed, the Corporation shall deliver or cause to be delivered to the Holder a certificate representing the Class A Shares subscribed for and purchased by the Holder hereunder against payment for such Class A Shares by certified cheque, bank draft or money order in lawful money of Canada payable to or to the order of the Corporation.

4.

Warrantholder not a Shareholder

Nothing contained in this warrant shall be construed as conferring upon the Holder any right or interest as a Holder of Class A Shares of the Corporation or any other right or interest ether than those expressly provided herein.

5.

Adjustments

(a)

Adjustments to the Exercise Price for Diluting Issues.

(i)

Special Definitions. For purposes of this Section ?5, the following definitions shall apply:

(1)

"Original Issue Date" shall mean the date hereof.

(2)

"Additional Class A Shares" shall mean all Class A Shares issued by the Corporation after the Original Issue Date.

(ii)

No Adjustment of Exercise Price Upon Issuance of Additional Securities. No adjustment in the number of Class A Shares into which the warrants are exercisable shall be made by adjustment in the event that the Corporation at any time after the Original Issue Date issues Additional Class A Shares or securities that can be converted Into Additional Class A Shares.

(b)

Adjustment for Share Splits and Combinations. If the Corporation shall at any time, or from time to time after the Original Issue Date, effect a subdivision of the outstanding Class A Shares, the Exercise Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time, or from time to time after the Original Issue Date, combine the outstanding Class A Shares, the Exercise Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section ?5 shall become effective at the same time as the subdivision or combination becomes effective.

(c)

Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or file a record date for the determination of the holders of Class A Shares entitled to receive, a dividend or other distribution payable in additional Class A Shares, then and in each such event, the Exercise Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been filled, as of the close of business on such record date, by multiplying the Exercise Price then in effect by a fraction equal to:

(i)

the numerator of which shall be the total number of Class A Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)

the denominator of which shall be the total number of Class A Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Class A Shares issuable in payment of such dividend or distribution, provided however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this Section ?5 as of the time of actual payment of such dividends or distributions; and provided, further, however, that no such adjustment shall be made to the Exercise Price if the holders of warrants simultaneously receive (1) a dividend or other distribution of Class A Shares In a number equal to the number of Class A Shares as they would have received if all outstanding warrants had been exercised into Class A Shares on the date of such event, or (2) a dividend or other distribution of warrants which are exercisable, as of the date of such event, will to such number of Class A Shares as is equal to the number of additional Class A Shares being issued with respect to each Class A Share in such dividend or distribution.

(d)

Adjustments for Other Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of the holders of the Class A Shares entitled to receive, a dividend or other distribution payable in securities of the Corporation other than Class A Shares, then and in each such event provision shall be made so that the holders of the Warrants shall receive upon exercising thereof in addition to the number of Class A Shares receivable thereupon, the amount of securities of the Corporation that they would have received had the warrants been exercised into Class A Shares on the date of such event and had they thereafter, during the period from the date of such event to and including, the exercise date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period within this Section with respect to the respective rights of the holders of the warrants; and provided, further, however, that no such adjustment shall be made in respect of the warrants, if the holders of warrants simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such Class A Shares on the date of such event.

(e)

Adjustment for Reclassification, Exchange or Substitution, Exchange, or Substitution. If the Class A Shares issuable upon the exercising of the warrants shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or share dividend provided for above, or a sale of assets provided for below), then and in each such event, the holder of each such warrant shall have the right thereafter to convert such shares into the kind and amount of shares and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of Class A Shares into which such warrants might have been exercised immediately prior to such capital reorganization, reclassification, or other change, all subject to further adjustment as provided herein.

(f)

No Impairment. The Corporation will not, by amendment of its articles or through any reorganization, transfer of assets, amalgamation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section ?5 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the warrants against impairment.

(g)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Prior pursuant to this Sections ?5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the warrants a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the warrants furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Exercise Price then in effect, and (iii) the number of Class A Share and the amount, if any, of other property which then would be received upon exercising of the warrants.

(h)

Notice of Record Date, In the event:

(i)

that the Corporation declares a dividend (or any other distribution) on its Class A Shares payable to Class A Shares or other securities of the Corporation;

(ii)

that the Corporation subdivides or combines its outstanding shares of Class A Shares;

(iii)

of any reclassification of the Class A Shares (other than a subdivision or combination of the Corporation's outstanding Class A Shares or a stock dividend or share distribution thereon); or

(iv)

of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at the principal office of the transfer agent of the Corporation, and shall cause to be mailed to the holders of warrants at their last address as shown on the records of the Corporation or such transfer agent at least ten days prior to the date specified in (1) below or 20 days before the date specified in (2) below, a notice stating:

(1)

the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which holders of Class A Shares of record shall be entitled to such dividend, distribution, subdivision, or combination are to be determined; or

(2)

the dissolution, liquidation or winding up is expected to become effective, and the date that as of which it is expected that holders of Class A Shares of record shall be entitled to exchange their Class A Shares for securities or other property deliverable upon such reclassification, sale, dissolution, or winding up.

6.

Assignment

This warrant certificate is not assignable by the holder except with the prior written consent of the Corporation and all applicable laws and regulations.

7.

Governing Law

This warrant certificate shall be governed and construed in accordance with the laws of the Province of Ontario.

IN WITNESS WHEREOF the Corporation has caused this warrant certificate to be executed by its duly authorized officers.

IMEDICAL INNOVATION INC.

Waqaas Al-Siddiq